                                                                    EXHIBIT 10.1

                     NUMMER 323 DER URKUNDENROLLE FUR 2004

                                     [LOGO]

                                    RECORDED

            in Frankfurt am Main, this 4th / 5th day of April, 2004

    The following parties under 1., 2. and 3. (hereinafter the, Deponents")
                today appeared before me, the undersigned Notary

                               DR. GERHARD PILGER

   Practising in the district of the High Regional Court of Frankfurt am Main who, at the request of the deponents, rendered himself to the offices of Mayer, Brown, Rowe & Maw LLP, Bockenheimer Landstr. 98-100, 60323 Frankfurt am Main

                                       II

1. Mr Dipl.-Kfm. Franz Margraf, born 8 October 1947, of: Luisenstr. 11, 58332 Schwelm,

      - acting not in his own name but in his capacity as managing director (being exempted from the restrictions of Section 181 of the German Civil Code ("BGB") and authorised to act as sole representative) of

      a)    GHW Verwaltungs GmbH

            which has its registered office in Wuppertal at Am Kraftwerk 13, 42369 Wuppertal and is recorded in the commercial register held at the Local Court of Wuppertal under HR B 10754,

                                 - hereinafter referred to as "GHW VERWALTUNG" -

            - which entity is acting both on its own behalf and as the general partner (being authorised to act as sole representative) of

      b)    GHW Gebaudemanagement GmbH & Co. KG

            which has its registered office in Wuppertal at Am Kraftwerk 13, 42369 Wuppertal and is recorded in the commercial register held at the Local Court of Wuppertal under HR A 17416

                      -hereinafter referred to as the "GHW GEBAUDEMANAGEMENT" -.

2.    a)    Mr. Jorg Swoboda,
            residing at Kollwitzstra(beta)e 17,
            60488 Frankfurt am Main

            - acting not in his own name and on his own behalf, but for Ms. Ruth Matzler, residing at Kreuzberg-Promenade 39, A-5026 Salzburg, on the basis of (i) the notarially certified power of attorney dated April 3, 2004 and (ii) the notarially certified sub-power of attorney dated April 4, 2004 certified copies of which are attached hereto in Annex Set N.

      b)    Mr. Dirk Lange,
            residing at Faunastra(beta)e 27,
            40239 Dusseldorf,

            - acting not in his own name and on his own behalf, but for Mr . Klaus Hartmann, residing at Im Leimenacker 3, 64658 Furth-Steinbach, on the basis of the notarially certified power of attorney dated April 4, 2004 certified copies of which are attached hereto in Annex Set N.

         - the persons represented by the deponents under 2. a) and 2. b) hereinafter collectively referred to as the "SELLERS" -.

                                       III

3.                Mr. John A. Faylor,
                  with business address at
                  Bockenheimer Landstra(beta)e 98-100,
                  60323 Frankfurt am Main

                  not acting in his own name, but on the basis of a notarially certified power of attorney of Mr. Paul R. Jefferson,

                  residing at 22, rue Guynemer,
                  78600 Maisons-Laffitte, France,

                  - given in his capacitiy as managing director (being exempted from the restrictions of Section 181 BGB and authorised to act as sole representative) - for

a)                Lear Corporation Holding GmbH

                  which has its registered office in Munich and is recorded in the Commercial Register held at the Local Court of Munich under HR B 151862,

                                     - hereinafter referred to as "PURCHASER" -,

b)                Lear Corporation Verwaltungs GmbH

                  which has its registered office in Ginsheim-Gustavsburg at Vor der Schanz 1-5, 65461 Ginsheim-Gustavsburg and is recorded in the Commercial Register held at the Local Court of Darmstadt under HR B 53571,

                               - hereinafter referred to as "LEAR VERWALTUNG" -,

                                                -the Sellers, the Purchaser,
                                              GHW Verwaltung and Lear Verwaltung
                                   shall hereinafter be referred to individually
                                 as a "PARTY" or collectively as the "PARTIES"-.

c)                Lear Corporation Verwaltungs GmbH,

                  acting in its capacity as the only general partner of

                         Lear Corporation GmbH & Co. KG

                                       IV

            which has its registered office in Ginsheim-Gustavsburg at Vor der Schanz 1-5, 65461 Ginsheim-Gustavsburg and is recorded in the Commercial Register held at the Local Court of Darmstadt under HR A 53091

                                 - hereinafter referred to as the "GUARANTOR" -,

      also appearing with Mr. John A. Faylor were Mr. Paul R. Jefferson and Mr. Thomas Saeli. These persons stated that they did not wish to render a legal declaration, but merely wished to evidence their presence at the recording of this notarial deed.

The Deponents proved their identity by producing valid photo identification:

- the Deponent under 1. submitted his valid German passport No. 9112086104;

- the Deponent under 2. a) submitted his valid German passport No. 4008106021;

- the Deponent under 2. b) submitted his valid German identity card No. 5004947597;

- the Deponent under 3. is personally known to the notary;

Mr. Paul R. Jefferson is personally known to the notary as well. Mr. Thomas Saeli presented his US passport. Both are not considered to be Deponents in the following.

The following documents were produced in order to verify the respective Parties' powers of representation:

- the Deponent under 1. submitted certified commercial register extracts for GHW Verwaltungs GmbH and GHW Gebaudemanagement GmbH & Co. KG; and

- the Deponent under 2 a). submitted a notarially certified power of attorney and a notarially certified sub-power of attorney;

- the Deponent under 2 b) submitted a notarially certified power of attorney;

- the Deponent under 3. submitted a notarially certified power of attorney and certified commercial register extracts for Lear Corporation Beteiligungs GmbH, Lear Corporation Verwaltungs GmbH, Lear Corporation GmbH & Co. KG, a simple copy of the note of entry regarding the registration of Lear Corporation Holding GmbH - a certified excerpt from the commercial register will be provided to the notary as soon

                                       V

  as available - and a notarially certified copy of the shareholder's resolution of Lear Corporation Holding GmbH of March 31, 2004 in which Paul Jefferson was appointed managing director.

A certified copy of each of the aforementioned documents verifying powers of representation are annexed to this instrument as Annex Set N.

This instrument is drafted in English and will be read out in English at the request of the Deponents. The notary has ascertained to his satisfaction that the Deponents have, and the notary confirms that he himself has, adequate command of the English language.

The Deponents, acting in the capacities described above and having given an answer in the negative to the question of whether there had been any prior involvement (Vorbefassung) within the meaning of Section 3 (1) No. 7 of the German Notarisation Act ("BeurkG"), requested notarisation of the following

                                  PURCHASE AND
                   TRANSFER AGREEMENT RELATING TO ALL OF THE
                                  INTERESTS IN
                      GHW GEBAUDEMANAGEMENT GMBH & CO. KG:

                                       VI

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
Section 1 BACKGROUND.......................................................      2

Section 2 SALE AND PURCHASE ...............................................      3

Section 3 PURCHASE PRICES, DUE DATE .......................................      4

Section 4 COMPLETION ......................................................      6

Section 5 SELLERS' WARRANTIES .............................................      8

Section 6 LEGAL CONSEQUENCES OF A BREACH OF WARRANTY ......................     24

Section 7 TIME LIMITATIONS ................................................     27

Section 8 WAIVER OF CLAIMS ................................................     28

Section 9 RIGHTS TO NAMES .................................................     30

Section 10 SELLERS' PARTICIPATION IN LIABILITY DISPUTES ...................     31

Section 11 DUTIES PRIOR TO CLOSING ........................................     32

Section 12 NON-COMPETE COVENANT ...........................................     34

Section 13 CONDITIONS PRECEDENT ...........................................     35

Section 14 MERGER CONTROL .................................................     38

Section 15 CONFIDENTIALITY, PRESS RELEASES AND OTHER DISCLOSURES ..........     40

Section 16 JOINT LIABILITY OF GUARANTOR, GUARANTEE ........................     41

Section 17 CONSENT REQUIREMENTS ...........................................     41

Section 18 WRITING REQUIREMENT ............................................     42

Section 19 COSTS AND TAXES ................................................     42

Section 20 CHOICE OF LAW, JUDICIAL FORUM ..................................     42

Section 21 MISCELLANEOUS ..................................................     43

Section 22 INSTRUCTIONS AND ADVICE OF THE NOTARY ..........................     45

                                      VII

                              SCHEDULE OF ANNEXES

Annex Set N               Documents evidencing powers of representation

Annex P.1.                Associated Companies

Annex 1.3                 Appraisal (Sachgrundungsbericht)

Annex 1.6                 Shareholder loans/Assignment/Acknowledgment of debt

Annex 3.6                 Escrow Agreement

Annex 4.2                 Completion Memorandum

Annex 4.2 (a)             Draft notification letter GHW Gebaudemanagement

Annex 4.2 (b)             Draft notification letter Company

Annex 5.1.1 (a)           Security Pool Agreement

Annex 5.1.1 (b)           Third party rights relating to shares in Associated
                          Companies

Annex 5.1.5               List of silent participations, participation loans, or
                          similar obligations

Annex 5.2.2 (a)           Disposition of fixed assets

Annex 5.2.2 (b)           List of collateral and other security

Annex 5.2.4               List of bank accounts and authorised signatories

Annex 5.2.5 (a)           List of debt and respective agreements with financial
                          institutions

Annex 5.2.5 (b)           List of banks, bank credit lines, amounts drawn

                          down thereunder and statements of account

Annex 5.2.7               List of factoring agreements

Annex 5.2.8               Management accounts

                                      VIII

Annex 5.3.1               List of agreements with the Seller or closely-related
                          persons

Annex 5.3.2 (a)           List of equity joint venture and written cooperation
                          agreements

Annex 5.3.2 (b)           List of substantial oral cooperation agreements

Annex 5.3.2 (c)           List of agreements containing change of control
                          clauses

Annex 5.3.3               List of insurance policies

Annex 5.3.4               List of key contracts

Annex 5.3.4 d)            List of licensed software

Annex 5.4.1               List of industrial property rights

Annex 5.4.2               List of public subsidies and grants

Annex 5.4.3               List of legal disputes

Annex 5.4.5               List of transactions outside the ordinary course of
                          business

Annex 5.4.6 (a)           List of transactions involving assets outside the
                          ordinary course of business

Annex 5.4.6 (b)           Capital Expenditure

Annex 5.4.8               Product Liability Claims

Annex 5.4.9               List of real property

Annex 5.4.10 (a)          List of materially adverse circumstances

Annex 5.4.10 (b)          Material customer relationships

Annex 5.4.11              List of Employees

Annex 5.6.7               Partnership Agreement GHW Gebaudemanagement

Annex 5.6.9               Draft annual financial statements GHW
                          Gebaudemanagement 2003

Annex 5.6.12              List of bank accounts GHW Gebaudemanagement

                                       IX

Annex 5.6.13              Distributions/Payments GHW Gebaudemanagement

Annex 5.6.16              Liabilities GHW Gebaudemanagement

Annex 5.6.17              List of contracts GHW Gebaudemanagement and
                          List of intra-group contracts Gebaudemanagement

Annex 5.6.22              List of employment agreements GHW
                          Gebaudemanagement

Annex 11.1                List of sensitive information

Annex 13.1 (b) (i)        Draft resolution on change of legal form

Annex 13.1 (b) (ii)       Draft share transfer agreement

Annex 13.1 (b) (iii)      Draft revised shareholders' list

Annex 13.1 (b) (v)        Draft notification letter regarding change of legal
                          form

Annex Set 17.2            Minutes of the shareholders' meeting and the
                          resolution of the supervisory board

Annex 21.7                Confidentiality agreement

                                       X

                              LIST OF DEFINITIONS

Seller                                                 Recitals
Purchaser                                              Recitals
Party                                                  Recitals
Parties                                                Recitals
Guarantor                                              Recitals
Associated Companies                                   Preamble
Company                                                Section 1.1
Limited Partnership                                    Section 1.2
Receivables                                            Section 1.6
Closing Date                                           Section 2.5
Closing                                                Section 2.5
Interests                                              Section 2.7
Purchase Price                                         Section 3.1
Escrow Amount                                          Section 3.6
Escrow Agreement                                       Section 3.6
Completion Date                                        Section 4
Completion                                             Section 4
This Day                                               Section 5 sentence 2
Pre-Existing-Contamination                             Section 5.4.4.
Taxes                                                  Section 5.4.7
Refusal Letter                                         Section 6.1

                                    PREAMBLE

1. The Sellers are the only limited partners in GHW Gebaudemanagement with a limited partner's capital interest (Haft- und Pflichteinlage) of EUR 5,000,000.00 each. GHW Verwaltung is GHW Gebaudemanagement's sole general partner without any capital interest.

2. GHW Gebaudemanagement is the sole shareholder of GHW Grote & Hartmann GmbH, Wuppertal, and holds no other participations in other companies.

3. The Purchaser intends to acquire the Sellers' interests and GHW Verwaltung's interest in GHW Gebaudemanagement and thus indirectly acquire GHW Gebaudemanagment's interests in GHW Grote & Hartmann GmbH as well as GHW Grote & Hartmann GmbH's direct and indirect interests in the other entities described in Annex P.1

                                            - the other entities are hereinafter

                               also referred to as the "ASSOCIATED COMPANIES" -.

4. Prior to the effectiveness of the aforementioned acquisition of all of the interests in GHW Gebaudemanagement by the Purchaser, GHW Grote & Hartmann GmbH's legal form shall be converted from a GmbH to a GmbH & Co. KG with GHW Verwaltung becoming the sole general partner of the future GHW Grote & Hartmann GmbH & Co. KG and with GHW Gebaudemanagement becoming the sole limited partner in the future GHW Grote & Hartmann GmbH & Co. KG as described in more detail in Section 13 1. b).

5. GHW Gebaudemanagement also holds claims against GHW Grote & Hartmann GmbH, which stem from shareholder loans and which the Purchaser also intends to indirectly acquire via its acquisition of the interests in GHW Gebaudemanagement.

6.    The Guarantor is a German group company of the Purchaser.

Now therefore, the Parties agree as follows:

                                    SECTION 1
                                   BACKGROUND

1.1 GHW Gebaudemanagement holds as sole shareholder a share with a nominal value of EUR 30,457,600 in GHW Grote & Hartmann GmbH, which is recorded in the commercial register held at the Local Court of Wuppertal under HR B 12541, has a nominal capital of EUR 32,000,000, and has its registered office in Wuppertal,

            - hereinafter also referred to as the "COMPANY", it being understood that this term relates to the company before and after the conversion addressed in No. 4 of the Preamble -.

1.2 The Company was originally founded as Grote & Hartmann GmbH & Co. KG with its registered office in Wuppertal

                        - hereinafter referred to as the "LIMITED PARTNERSHIP" -

      which was reorganised in accordance with Sections 190 et seq. of the German Reorganisation Act ("UmwG") in accordance with a resolution dated 16 July 2003, which was notarised by Stefanie Steinkamp, notary, practising in Wuppertal (instrument no. 974/2003), and recorded in the commercial register held at the Local Court of Wuppertal on 28 August 2003. The version of the Company's articles of association contained in the aforementioned instrument remains unchanged.

1.3 The Company's nominal capital was fully paid in by virtue of the change in legal form described in Section 1.2. In this respect, after deducting debts, the remaining assets of the Limited Partnership were, on the basis of an appraisal (Sachgrundungsbericht) attached hereto as Annex 1.3, determined to be equivalent to the amount of the Company's nominal capital, and the shares held by the partners of the Limited Partnership in the Limited Partnership's assets were equivalent to the initial contributions created at that time (EUR 30,457,600 and EUR 1,542,400).

1.4 In the course of changing the legal form as described in Section 1.2, the share referred to in Section 1.1 with a nominal value of EUR 30,457,600 was granted to GHW Gebaudemanagement, and a share with a nominal value of EUR 1,542,400 was granted to Hartmann Metallwaren GmbH, with registered office in Wuppertal. Hartmann Metallwaren GmbH was then merged with the Company pursuant to a merger agreement and shareholders' resolutions dated 26 July 2003, which were notarised by Stefanie Steinkamp, notary, practising in Wuppertal (instrument no. 976/2003 and instrument no. 977/2003), as well as by virtue of registration in the relevant commercial register on 10 October 2003, and the Company thus acquired its own share with a nominal value of EUR 1,542,400.

1.5 The sole managing director of the Company is Mr Franz Margraf, an MBA graduate (Dipl.-Kfm.) and the 1st Deponent.

1.6 Today GHW Gebaudemanagement has receivables against the Company, which are based on the loan agreements contained in Annex 1.6 ("Receivables"). The Sellers transferred such Receivables to the GHW Gebaudemanagement pursuant to the agreements contained in Annex 1.6. As of This Day, the Receivables total, including accrued interest, EUR 3,455,084.80. The Company has issued a corresponding acknowledgment of debt, which is contained in Annex 1.6.

                                   SECTION 2
                               SALE AND PURCHASE

2.1 The Sellers hereby sell, and agree to transfer as provided for in Section 4, to the Purchaser all of their limited partners' interests as described in No. 1 of the Preamble, together with all partners' accounts including loan accounts, owned by the Sellers. The Purchaser hereby accepts the sale and the subsequent transfer of such interests as provided for in Section 4.

2.2   [deleted]

2.3 GHW Verwaltung hereby agrees to transfer as provided for in Section 4, to Lear Verwaltung its general partner's interest (Komplementarstellung) in GHW Gebaudemanagement as described in No. 1 of the Preamble. Lear Verwaltung hereby accepts the transfer of such interest as provided for in
      Section 4.

2.4 GHW Verwaltung hereby agrees to transfer as provided for in Section 4, to Lear Verwaltung its future general partner's interest in the future GHW Grote & Hartmann GmbH & Co. KG (which will come into existence once the Company has changed its legal form to a GmbH & Co. KG as provided for in
      Section 13 1. b)). Lear Verwaltung hereby accepts the transfer of such interest as provided for in Section 4.

2.5 The transfers of the Interests take effect contractually as between the Parties as of 24:00 hours on the date on which the last of the conditions for releasing the funds in the trust account as mentioned in Section 3.4 (i) through (iv) have been met (hereinafter the "CLOSING" or the "CLOSING DATE" (Wirksamkeit oder Wirksamkeitstag)).

2.6 The Parties agree that the profit rights, including rights to withdrawals attaching to the limited partners' interests being sold may be exercised by the Purchaser as of the Closing Date, and such rights may also relate to the current financial year and to financial years, which ended prior to the Closing Date to the extent profit or drawing rights were not exercised. This was taken into account in calculating the Purchase Price under Section 3.1.

2.7 All of the limited partner's interests in GHW Gebaudemanagement, the general partner's interest of GHW Verwaltung in GHW Gebaudemanagement and the general partner's interest of GHW Verwaltung in the future [GHW Grote & Hartmann GmbH & Co. KG] shall in this Agreement collectively be referred to as the "INTERESTS".

                                   SECTION 3
                           PURCHASE PRICES, DUE DATE

3.1   The purchase price to be paid to the Sellers for the Interests

                              -hereinafter referred to as the "PURCHASE PRICE" -

      shall be

                                 EUR 60,000,000

                            ("sixty million Euros").

3.2   [deleted]

3.3   [deleted]

3.4 Except as otherwise provided in Section 3.6 hereof, within 10 banking days (Frankfurt/Main) of the conditions precedent set forth in Section 13.1 being satisfied, the Purchaser must pay, in Euros, an amount of EUR 48,000,000, unconditionally, and clear of any fees and charges into the following trust account held by the officiating notary:

      Bank is to be chosen by the notary at his own discretion. Bank and Bank Account are to be notified by the notary.

      The officiating notary is hereby irrevocably instructed to immediately release the funds including any interests accrued in this trust account to the Sellers upon receipt of, submitted by either of the Sellers or the Purchaser or obtained by the notary himself, the following certified excerpts from the Commercial Register of the Local Court of Wuppertal showing that

      (i) the Purchaser is registered as the only limited partner of GHW Gebaudemanagement and

      (ii) Lear Verwaltung is registered as the only general partner of GHW Gebaudemanagement and

      (iii) Lear Verwaltung is registered as the only general partner of the future [GHW Grote & Hartmann GmbH & Co. KG] (which will come into existence once the Company has changed its legal form to a GmbH & Co. KG as provided for in Section 13 1. b)) and

      (iv) GHW Gebaudemanagement is the only limited partner of such future [GHW Grote & Hartmann GmbH & Co. KG].

      The released amounts shall be transferred via express wire transfer (Blitzuberweisung) in equal portions to the accounts of the Sellers, details of which shall be notified to the notary by the Sellers.

      The costs of the trust account shall be shared equally between the Purchaser on the one hand and the Sellers on the other hand.

      If the registrations referred to in this Section 3.4 have not occurred within four months following the date on which payment into the trust account has been made, the provisions of Section 13.3 shall apply.

3.5 If the Purchase Price has not been credited to the trust account (Section 3.4) and the escrow account (Section 3.6) by the due dates as per Section
      3.4 and Section 3.6, then the Purchaser must pay default interest on the outstanding amount at a rate that is 6.0 percentage points higher than the respective base interest rate under Section 247 BGB. The Sellers reserve the right to demand compensation for any greater damage or to rescind this Agreement.

      The Purchase Price shall bear interest at a rate of 3 % per annum from the date on which the last of the anti-trust approvals referred to in Section
      13.1 a) is received until the date upon which the funds in the trust account referred to in Section 3.4 are released to the Sellers pursuant to the provisions in Section 3.4. The interest due shall be reduced by the aggregate amount of interest accruing on the funds in the escrow account in the period until the funds in the trust account are released and of interest accruing on the funds in the trust account to the date of release of the funds in the trust. The payment of such interest determined as provided for in this paragraph shall be paid to the Sellers' accounts specified in equal portions within 10 banking days (Frankfurt/Main) after the release of the funds in the trust account.

3.6 Within 10 banking days (Frankfurt/Main) of the conditions precedent set forth in Section 13.1 being satisfied, the Purchaser must deposit the remaining amount of EUR 12,000,000 (the "ESCROW AMOUNT") in an interest-bearing escrow account in the name of the Sellers to be held and administered by Michael H. Spring, pursuant to the terms of the escrow agreement (the "ESCROW AGREEMENT") contained in Annex 3.6 hereof. The Escrow Amount shall serve as Purchaser's security for the observance of Sellers' warranties as set forth in Section 5 hereof as provided for in detail in the Escrow Agreement.

                                    SECTION 4
                                   COMPLETION

4.1   Subject to the occurrence of the conditions precedent that:

      a)    the conditions precedent set forth in Section 13.1 are satisfied;

      and

      b) the Purchase Price is paid into the trust and escrow accounts in accordance with Section 3.4 and 3.6 above;

                         - the day on which payment of the Purchase Price occurs
                             shall be referred to as "COMPLETION" or "COMPLETION
                                             DATE" (Vollzug oder Vollzugstag) -.

      the Sellers hereby assign all of their limited partners' interests, together with all partners' accounts including loan accounts, in GHW Gebaudemanagement sold pursuant to Section 2.1, i.e. Ms Ruth Matzler assigns her limited partner's interest in the amount of EUR 5,000,000 (Haft- und Pflichteinlage), together with all partner's accounts including loan accounts, and Mr. Klaus Hartmann assigns his limited partner's interest in the amount of EUR 5,000,000 (Haft- und Pflichteinlage), together with all partner's accounts including loan accounts, to the Purchaser and the Purchaser accepts such assignments, whereby such assignments shall only become effective upon registration of the Purchaser as successor in title to the Sellers' limited partners' interests in the commercial register, and

      GHW Verwaltung hereby assigns its general partner's interest in GHW Gebaudemanagement to Lear Verwaltung and Lear Verwaltung accepts such assignment, whereby such assignment shall only become effective upon registration of the Purchaser as the new limited partner of GHW Gebaudemanagement in the commercial register, and

      GHW Verwaltung hereby assigns its future general partner's interest in the future [GHW Grote & Hartmann GmbH & Co. KG] (which will come into existence once the Company has changed its legal form to a GmbH & Co. KG as provided for in Section 13 1. b)) to Lear Verwaltung and Lear Verwaltung accepts such assignment, whereby such assignment shall only become effective upon registration of the Purchaser as the new limited partner of GHW Gebaudemanagement in the commercial register.

4.2   On the Completion Date, the Parties shall

      (i) sign a completion memorandum in substantially the form as attached as Annex 4.2 in which they confirm that the conditions precedent contained in Section 13.1 have occurred, that the Purchase Price has been paid as provided for in Section 3.4 and Section 3.6, and in which they confirm and repeat the transfers of the Interests as contained in Section 4.1; and

      (ii) the Sellers, the Purchaser, GHW Verwaltung and Lear Verwaltung shall sign before a notary a notification letter to the commercial register in substantially the form as attached hereto in German as Annex 4.2 (a) applying for registration of the changes of the partners of GHW Gebaudemanagement;

      and

      (iii) Lear Verwaltung, GHW Verwaltung and GHW Gebaudemanagement shall sign before a notary a notification letter to the commercial register in substantially the form as attached hereto in German as Annex 4.2 (b) applying for registration of the change of the general partner of the future [GHW Grote & Hartmann GmbH & Co. KG], and submit such notification letters to the commercial register immediately. All of the Parties are obligated to provide all cooperation as any other Party requests to bring about the registrations applied for in these notification letters as soon as possible.

                                   SECTION 5
                              SELLERS' WARRANTIES

The Sellers hereby furnish the Purchaser with warranties, which take the form of an independent guarantee (selbststandiges Garantieversprechen) and in part are based on both subjective and objective observations. Unless another point in time is specifically indicated below, the warranties are based on the facts as they exist on this day (i.e., the date on which the Parties sign this Agreement in front of the notary ("THIS DAY")). The warranties made in Section 5.1 and
Section 5.5 and Section 5.6 and, for the avoidance of doubt, the warranties specifically given as to This Day and/or the Closing Date below, however, relate to This Day and the Closing Date.

5.1   Ownership relations:

      5.1.1 GHW Gebaudemanagement owns the share in the Company and Company owns the shares, either directly or indirectly, in the Associated Companies. GHW Gebaudemanagement may freely sell or otherwise dispose of the share in the Company. This share and, except as provided for in Annex 5.1.1 (a) (Security Pool Agreement) and Annex
            5.1.1 (b), the shares representing the ownership of the Associated Companies are free and clear of any third party rights and are specifically not subject to any rights of first refusal or purchase options.

      5.1.2 The statements made in the Preamble, Nos. 1 and 2, and in Section
            1.1 through Section 1.5 are true and correct.

      5.1.3 The Company's nominal capital has been fully paid in and has not been repaid to the shareholders. The net worth of the Company on the date of its reorganisation as a German limited liability company was not less than EUR 32,000,000.

      5.1.4 The Company's articles of association, in the version indicated in the last sentence of Section 1.2 have not been amended, and no resolutions to amend the Articles have been adopted.

      5.1.5 The Company is not subject to any control agreement, profit transfer agreement or other intra-group agreement, all within the meaning of Sections 291 et seq. of the German Stock Corporation Act ("AKTG"). The Company has no silent participations, participating loans or, to the Sellers' best knowledge, similar obligations, unless otherwise specified in Annex 5.1.5.

      5.1.6 Except for the transactions contemplated in this Agreement or otherwise disclosed in this Agreement including its Annexes, neither the share of GHW Gebaudemanagement in the Company nor the shares held by the Company and by GHW Engineering GmbH in the Associated Companies will be sold or transferred prior to the Closing Date nor will obligations relating thereto be incurred. If the shares in GHW Brazil Ltda. are transferred as a result of the call option addressed in Annex 5.1.1 (b) being exercised, this shall not lead to a violation of this Section 5.1.6. If the shares in Klingel Italiana s.r.l. are transferred as a result of the preemptive right addressed in Annex 5.1.1 (b) being exercised, this shall not lead to a violation of this Section 5.1.6.

5.2   Financial condition:

      5.2.1 When provided, the Company's and the Associated Companies' audited annual financial statements and, if the law applicable to an Associated Company does not require such Associated Company to have the annual financial statements audited, the non-audited annual financial statements, as per 31 December 2003 - subject to the commentary in the auditor's report - have been prepared in accordance with the generally accepted principles of accounting as applicable to the respective annual financial statements (valuation rules consistently applied) and to the Sellers' best knowledge, these financial statements - subject to the statements in this section 5.2.1 - present a true and fair reflection of the Company's and the Associated Companies' net assets, financial position and results of operation as at 31 December 2003.

            For the purposes of this Section 5.2.1 and of the following Section 5.2.2, the term Associated Companies shall not include GHW Brazil Ltda and Klingel Italiana s.r.l.

      5.2.2 The fixed and current assets reported (i) as owned by the Company and the Associated Companies or (ii) as to which the Company and the Associated Companies have rights, in the Company's and the Associated Companies' annual financial statements per 31 December 2003 were owned by the Company and the Associated Companies on that date or the respective rights existed on the same date and there have been no dispositions in the fixed assets between that date and the Closing Date except as disclosed in Annex
            5.2.2 (a) and in Annex 5.3.4 under b), whereby only dispositions of assets exceeding EUR 25,000 (purchase price if arms' length transaction or actual value (Teilwert)) regarding a single asset and dispositions of assets exceeding EUR 150,000 (purchase price if arms' length transaction or actual value (Teilwert)) in the aggregate are relevant (it being understood that a disposition of a single asset already disclosed in such Annexes shall not be taken into account in the determination of dispositions of assets in the aggregate), and to the Sellers' best knowledge, were not encumbered by any third party rights, except for (i) the security interests customarily used in the ordinary course of business to secure the claims of banks, suppliers and other creditors and (ii) the collateral listed in Annex 5.2.2 (b) and inuring to the benefit of the financial institutions listed therein, and to the Sellers' best knowledge, include any and all assets as of 31 December 2003 that are recorded on the balance sheet of the Company and the Associated Companies, as the case may be, and that are necessary to operate the business of the Company and the Associated Companies as at the Closing Date. "Fixed assets" shall, for the purpose of this Section 5.2.2, mean such assets which are needed for the manufacturing of products for sale or lease to customers.

      5.2.3 The statements including the respective best knowledge qualifications made under Section 5.2.1 and Section 5.2.2 also apply to the Company's consolidated financial statements per 31 December 2003.

      5.2.4 To the Sellers' best knowledge, Annex 5.2.4 represents a true and complete listing of all bank accounts held by the Company and the Associated Companies and of the relevant authorised signatories.

      5.2.5 All debt to be discharged by the Purchaser owed to the Pool Banks and secured by Security Pool Agreement shall not exceed the amount of EUR 68,332,000 as of February 29, 2004 and shall not exceed the amount of EUR 70,332,000 at the Closing Date, it being understood that the amount by which the debt owed at the Closing Date exceeds the aforementioned maximum amount as per This Day shall only be caused by draw-downs in the ordinary course of business. As of This Day and the Closing Date, there is no other debt due to financial institutions (for the avoidance of doubt, not including sale and lease back arrangements and capital leases (Finanzierungsleasing)) other than due under Security Pool
            Agreement or under the agreements as listed in Annex 5.2.5 (a). The debt as described in Annex 5.2.5 (a) shall not exceed the amount of EUR 6,463,000 as of February 29, 2004 and the amount of EUR 6,463,000 at the Closing Date, it being understood that the amount by which the debt owed at the Closing Date exceeds the aforementioned maximum amount as per This Day shall only be caused by draw-downs in the ordinary course of business. At the Closing Date, there are no encumbrances on the assets of the Company or the Associated Companies other than under the Security Pool Agreement or mentioned in Annex 5.2.2.(b). A list of banks as of This Day, a list of bank credit lines as of This Day and the amounts drawn down thereunder as at the day two days prior to This Day and statements of account as at the day two days prior to This Day are attached as Annex 5.2.5(b).

            It is understood that the above mentioned debts shall be amounts owing to banks minus cash as defined in Section 266 para. 2 B IV German Commercial Code (HGB).

      5.2.6 Except as in accordance with the contracts listed in Annex 5.3.1, Company has made no distributions to GHW Gebaudemanagement and to the holders of its partnership interests (Komplementar and Kommanditisten) in cash or in kind or undertaken to do so, whether disclosed or undisclosed, since 31 December 2003 and will not make such distributions prior to the Closing Date.

      5.2.7 Except as listed in Annex 5.2.7, none of the receivables of the Company and the Associated Companies are subject to factoring agreements with third parties.

      5.2.8 The Company's and the Associated Companies' monthly management accounts as attached in Annex 5.2.8 have been prepared in accordance with the company accounting guidelines for such monthly management accounts, consistently applied, and, to the Seller's best knowledge, these monthly management accounts present a fair reflection, taking into consideration the scope of monthly management accounts, of the Company's and the Associated Companies' financial position and results of operation as at the respective day.

5.3   Contracts:

      5.3.1 Except for the contracts listed in Annex 5.3.1, the Company is, as of This Day and through and as of the Closing Date, not bound by any contracts with the Sellers or with any of the Sellers' closely-related persons within the meaning of Section 15 of the German Tax Code ("AO"), apart from the Associated Companies.

      5.3.2 Except for the equity joint venture and written cooperation agreements listed in Annex 5.3.2 (a), no written cooperation agreements on development, research, manufacture and distribution, and, without such limitation, no equity joint venture agreements exist with third parties, nor will the Company or an Associated Company enter into any such agreement prior to the Closing Date without giving prior written notice to Purchaser. Except as listed in Annex 5.3.2(b), there are, to the Sellers' best knowledge, no oral cooperation agreements with substantial importance to either the Company or one of the Associated Companies. To the Sellers' best knowledge, except for the contracts listed in Annex 5.3.2(c), the Company and the Associated Companies, as the case may be, are not party to any agreements, pursuant to which the contract may be terminated because of a contractual clause explicitly providing for a right to terminate such contract on the basis of a change in control of the Company or the Associated Companies.

      5.3.3 To the Sellers' best knowledge, the Company and/or the Associated Companies have in effect the insurance policies, which are listed in Annex 5.3.3.

      5.3.4 To the Sellers' best knowledge, Annex 5.3.4 contains a true and complete listing of all contracts, which have been concluded between GHW Gebaudemanagement, the Company or an Associated Company (for the purpose of this Clause 5.3.4 Associated Companies shall not include GHW Brazil Ltda. and Klingel Italiana s.r.l.) and a third party and which (i) have not yet been fully performed by at least one of the contracting parties, (ii) relate to a subject matter set forth below and/or are executed with one of the third parties set forth below, and (iii) are deemed significant to the business operations of GHW Gebaudemanagement, the Company and/or its Associated Companies (i.e., the value of the contractual subject matter exceeds at least EUR 250,000 or, in the case of term contracts or framework agreements, the actual or estimated value exceeds EUR 100,000 annually, whereby if there is any uncertainty as to the basis for such estimate, the values existing in 2003 should dictate):

            a) Contracts or obligations concerning the purchase, sale, encumbrance or other disposal of real property or interests in real property.

            b) Contracts concerning the purchase or sale of fixed assets, including any intangible assets, tangible assets (with the exception of those defined in a)) and financial assets.

            c)    Any leases or leasing contracts with a lessor or lessee, etc.

            d) Licence agreements with a licensor or licensee, except those licenses relating to software as listed in Annex 5.3.4 d).

            e) Loan agreements with lenders or borrowers, except for customary credit agreements entered into in the ordinary course of business and except for the agreements listed in Annex 5.2.5 (a) and Annex 5.1.1 (a).

            f)    Employment agreements.

            g) Sales agency, distributorships or similar distribution agreements.

            h)    Capital leases (Finanzierungsleasing).

            i)    All customer relationships with BMW and VW.

            j) Contracts containing non-compete covenants (it shall not be considered a violation of this Section 5.3.4 j), if non-compete covenants are not contained in Annex 5.3.4 under
                  j), but notified to the Purchaser until the Completion Date and the Purchaser, upon demand of the Sellers, confirm in writing the receipt of such notification).

      5.3.5 The contracts regarding the sale of the Galvanic assets shall only be executed after consultation with the Purchaser.

5.4   Other relationships:

      5.4.1 To the Sellers' best knowledge, the Company or the Associated Companies are the lawful holders of the patents, patent registrations, trademarks or trademark registrations as well as other industrial property rights, which are summarised in Annex 5.4.1, and, to the Seller's best knowledge, the Company and the Associated Companies have not violated any patent, patent registration, trademark or trademark registration as well as other industrial property rights, including know how, of third parties.

      5.4.2 The public subsidies or grants (offentliche Zulagen oder Zuschusse) exceeding EUR 100,000, which the Company has obtained since 1 January 1999 for the procurement or manufacture of capital goods, are limited to those summa-rised in Annex 5.4.2.

      5.4.3 Neither the Company nor an Associated Company is a claimant or claimee in any pending judicial or arbitration proceedings, where the amount in controversy exceeds EUR 100,000, nor is any such proceeding explicitly threatened in writing, unless otherwise specified in Annex 5.4.3, and the accumulated amount of all amounts in controversy, irrespective of whether or not the aforementioned threshold of EUR 100,000 is exceeded, does not exceed EUR 500,000.

      5.4.4 The real property owned on This Day by the Company or the Associated Companies is on the Closing Date free and clear of a contamination, as defined in Section 2 (3) of the Federal Soil Contamination Act ("BBODSCHG") and/or other applicable German federal and/or state or local soil and water laws and regulations, for which the Company or the Associated Companies, even though the manner of use of such property (for instance, industrial usage) has not been altered, could be held liable for remediation under the legislation that governs environmental contamination and is applicable and in effect on This Day ("PRE-EXISTING CONTAMINATION").

      5.4.5 To the Sellers' best knowledge, the Company and the Associated Companies have, from 31 December 2003 to This Day, conducted their business operations in the same customary manner as before, subject to the exceptions listed in Annex 5.4.5.

      5.4.6 From This Day until the Closing Date, the Company and the Associated Companies will continue to manage their business affairs in accordance with prior practice and in accordance with the care exercised by an ordinary merchant, specifically no assets will be purchased, sold or encumbered outside the ordinary course of business, except for the transactions listed in Annex 5.4.6 (a) and Annex 5.2.2 (a) and Annex 5.3.4 under b). GHW Gebaudemanagement, the Company and the Associated Companies will not enter into any sale and lease back transactions, nor enter into any capital lease transaction, nor incur any capital expenditure in excess of Euro 10,000 prior to the Closing Date.

            Annex 5.4.6 (b) contains all items of capital expenditure (Investitionen) and commitments to capital expenditure for the period from April through the end of July 2004 for the Company and the Associated Companies. The Company and the Associated Companies will not spend any amounts exceeding the aggregate amount of capital expenditures mentioned in Annex 5.4.6 (b) during this period. After the expiration of the aforementioned period, any further capital expenditure shall only be incurred after discussion with the Purchaser.

      5.4.7 The Company, including the Company prior to its reorganisation as a German limited liability company, and the As sociated Companies have filed all necessary Tax returns in a timely, complete and correct manner and have paid all Taxes assessed by the competent authorities in the past when due or, if not due on the respective cut-off dates, have been duly entered in the reserve of the financial statements. If hidden profit distributions have been made prior the sale and transfer of the Interests, Seller shall bear all Taxes resulting therefrom. All social security contributions due and payable with respect to the period until the Closing Date have been paid. "Taxes" shall mean any direct and/or indirect levies by the governmental authorities and/or any direct or indirect fiscal and/or financial public burdens (i.e., Zolle, Steuern, Abgaben, Gebuhren) on the Company's, respectively, the Associated Companies' business, transactions, assets and respective income.

      5.4.8 To the best knowledge of the Sellers the business operations of, and all products manufactured by, the Company and the Associated Companies conform to applicable legal requirements and quality standards (ISO TS 19949 or VDA 6.1. or QS 9000 or ISO 9001 plus the respective quality standards of OEMs, internal quality standards of the Company and the Associated Companies and approved prototypes (Muster)) which at the Closing Date were in force in their respective jurisdictions and which must be observed pursuant to administrative regulations and applicable laws, including such legal requirement and quality standards in other countries in which the Company and the Associated Companies manufacture and sell their products. Seller is not aware of any product recalls pending or decisions by competent public authorities (Behorden) in respect of such a recall. On This Day, except as listed in Annex 5.4.8, no product liability claim has been asserted which could result in a payment obligation of the Company or the Associated Companies over and above EUR 100,000 in the current business year and/or the following three business years and neither the Company nor the Associated Companies have been notified as per This Day, of any specific concerns which could reasonably lead to the assertion of such claims. Regarding the potential MAN/Porsche product liability issues addressed in more detail in Annex 5.4.8, any amount of damages arising in connection with these issues exceeding the amount of EUR 750,000 reserved therefor in the annual financial statements ending December
             31, 2003 has full insurance coverage.

      5.4.9 The list of the real property owned or leased by the Company and the Associated Companies set forth in Annex 5.4.9 is complete and correct. Neither the Company nor the Associated Companies own, directly or indirectly, additional real property which is not listed in the aforesaid Annex 5.4.9.

      5.4.10 Except as listed in Annex 5.4.10 a) or otherwise disclosed in this Agreement and its Annexes, between December 31, 2003 and This Day, the Sellers have not received factual information of customer- or supplier-related circumstances which could materially adversely affect the business of the Company or the Associated Companies; this applies, in particular, but without limitation, to the termination of a material relationship with a customer or supplier as listed in Annex 5.4.10 b) and to claims for damages. The Sellers have no knowledge of an event that has a material adverse affect on the business of the Company.

             From This Day until the Closing Date, the Company and the Associated Companies will inform the Purchaser in writing without undue delay regarding any customer-related facts and circumstances which are "materially adverse", whereby, only for purposes of this obligation to inform, "material adverse" shall also comprise material adverse events the influence of which on the sales revenues can not be computed. In the event of doubt, the Company and the Associated Companies shall not act without having provided prior information to Purchaser regarding an existing or threatened "material adverse" event as defined herein.

             For the avoidance of doubt, it is understood that (i) a loss of the sales revenues net of tax and customs of the Company or Associated Companies not exceeding EUR 3,000,000 net of tax and customs, or
             (ii) an event in the public knowledge, or (iii) an event in the ordinary course of business shall not be deemed to be "materially adverse" within the meaning of this clause 5.4.10.

      5.4.11 The attached list of employees of the Company and Associated Companies in Annex 5.4.11 lists all service, employment and labor relationships (Dienst-,

             Angestellten- und Arbeitsvertragen) and shows, respectively, name of employee, amount of monthly fixed salary, bonus, date of commencement of the employment and job title and is complete, true and correct.

             The accruals for pension commitments of the Company and of the Associated Companies in their annual financial statements for the fiscal year ending December 31, 2003 have been consistently provided for in the same manner as in the financial statements for the fiscal years prior to December 31, 2003 and, regarding the Company and GHW Engineering GmbH, in accordance with the valuation principles of Dr. Klaus Heubeck.

      5.4.12 No member of the Company's or the Associated Companies' management (managing directors (Geschaftsfuhrer) or their equivalent in foreign jurisdictions, as the case may be) has indicated that he/she intends to terminate their employment agreement on the grounds of a change of control brought about in connection with this Agreement.

5.5   Receivables pursuant to Section 1.6:

      5.5.1 GHW Gebaudemanagement may freely sell or otherwise dispose of the Receivables. These Receivables exist, are not encumbered by third party rights and are specifically not subject to any rights of first refusal or purchase options.

      5.5.2  The statements made in Section 1.6 are true and correct.

      5.5.3 No repayments and payments of interest have been made on the Receivables since This Day.

      5.5.4 The loan agreements comprising the Receivables exist in the versions appended hereto as Annex 1.6 and have not been modified.

5.6   GHW Gebaudemanagement:

      The Sellers provide the Purchaser with the following warranties in respect of GHW Gebaudemanagement:

      5.6.1 GHW Gebaudemanagement is a German limited partnership (Kommanditgesellschaft) duly organized, registered and validly existing under the laws of the Federal Republic of Germany and, except as disclosed in Annex 5.1.1 a), has the full power and authority to own, lease and operate its assets and properties, to own and hold the share in the Company, to execute and to perform its obligations under this Agreement, to perform the other transactions contemplated herein, and to carry out its business as currently conducted and as set forth in the effective GHW Gebaudemanagement's partnership agreement. GHW Gebaudemangment is, on the Closing Date, financially solvent, is neither over-indebted nor unable to pay its accounts payable. GHW Gebaudemanagement acts through its general partner, GHW Verwaltungs GmbH, the latter acts through its sole managing director (Geschaftsfuhrer), which is, at This Day, Franz Margraf with sole power of representation. Franz Margraf is exempted from the restrictions of Section 181 of the German Civil Code ("BGB").

      5.6.2 GHW Verwaltungs GmbH is a German limited liability company (Gesellschaft mit beschrankter Haftung) organized, registered and validly existing under the laws of the Federal Republic of Germany. It has the authority to assume the position and assumes the position as general partner in GHW Gebaudemanagement.

      5.6.3 Sellers may freely sell or otherwise dispose of their interests in GHW Gebaudemanagement and their interests are free and clear of all liens, charges, encumbrances and of any third party rights or rights in favour of the Sellers and are specifically not subject to any rights of first refusal, pre-emptive rights or purchase or call options.

      5.6.4 Sellers' limited partner interests (Pflichteinlagen) in GHW Gebaudemanagement are fully paid-in, all capital contributions in kind regarding their limited partner interests in GHW Gebaudemanagement have been made and have the full value at which they were transferred and accepted; their interests have not been repaid or decreased as a result of losses and no hidden repayments were made nor do obligations exist to effect repayments. The contributions have not been withdrawn. GHW Verwaltungs GmbH does not hold a capital interest in GHW Gebaudemanagement. No further partners exist. In addition to the Partnership Agreement of GHW Gebaudemanagement, there are no side agreements relating to the constitution and organization of GHW Gebaudemanagement.

      5.6.5 With respect to GHW Gebaudemanagement, there are no rights of the Sellers or third parties to subscribe to or otherwise acquire new interests or to convert any other rights into interests or to require the issue of new interests or to grant any of the aforesaid rights. The Sellers have, except from the powers of attorney attached to this notarial deed as Annex Set N, to be used for declarations in connection with the transactions contemplated in this Agreement, not granted any third party the right to exercise Sellers' voting rights in partnership meetings of GHW Gebaudemanagement, whether by way of powers of attorney or otherwise.

      5.6.6 GHW Gebaudemanagement is not subject to any control agreement, profit transfer agreement or other intra-group agreement, all within the meaning of Sections 291 et seq. of the German Stock Corporation Act ("AkTG"). GHW Gebaudemanagement has no silent participations, participating loans or, to the best of Sellers' knowledge, similar obligations.

      5.6.7 GHW Gebaudemanagement's partnership agreement, in the currently governing version attached hereto as Annex 5.6.7, has not been amended, and no resolutions to amend the partnership agreement have been adopted, except for the resolution adopted in the partners' meeting of today, contained in Annex Set 17.2.

      5.6.8 GHW Gebaudemanagement does not directly or indirectly own or hold any share or interest in any company other than the Company or the Associated Companies.

      5.6.9 GHW Gebaudemanagements' annual financial statements as per 31 December 2003, the draft of which is attached hereto as Annex 5.6.9, have been prepared in accordance with generally accepted principles of accounting (valuation rules consistently applied) and these financial statements present a true, correct, complete and fair reflection in all material respects, in particular, but not limited to, of GHW Gebaudemanagement's net assets, liabilities, financial position and results of operation as at 31 December 2003.

            Any incorrectness of the annual financial statements addressed in
            Section 5.2.1 which does not lead to a warranty claim of the Purchaser under Section 5.2.1 shall also not lead to a warranty claim under this Section 5.6.9 regarding the value of the interest in the Company as stated in GHW Gebaudemanagement's annual financial statements.

      5.6.10 The fixed, intangible and current assets reported in GHW Gebaudemanagements' annual financial statements per 31 December 2003 were owned by GHW Gebaudemanagement on that date and there have been no dispositions or encumbrances in favour of third parties with regard to these assets. GHW Gebaudemanagements' annual financial statements per 31 December 2003 include any and all assets as of 31 December 2003 that are recorded on the balance sheet of GHW Gebaudemanagement and that are necessary to operate the business of GHW Gebaudemanagement as at the Closing Date. As of the Closing Date, the net assets of GHW Gebaudemanagement will amount to at least the amount specified in the financial statements per December 31, 2003.

      5.6.11 All of the receivables of GHW Gebaudemanagement reported in GHW Gebaudemanagements' annual financial statements per 31 December 2003 were owned by GHW Gebaudemanagement on that date and there have been no dispositions and no encumbrances in favour of third parties. None of the receivables of the GHW Gebaudemanagement are subject to factoring agreements.

      5.6.12 Annex 5.6.12 represents a true and complete listing of all bank accounts held by GHW Gebaudemanagement and of the relevant authorised signatories. The list includes, broken down by account number, purpose, currency, maturity dates, current debit and amounts not yet drawn down.

      5.6.13 Sellers have not received payments or withdrawn funds from GHW Gebaudemanagement in cash or in kind since 31 December 2003, except as disclosed in Annex 5.6.13. GHW Gebaudemanagement has made no distributions in cash or in kind or undertaken to do so or resolved a capital contribution, whether disclosed or undisclosed, since December 31, 2003.

      5.6.14 Except for the Receivables, GHW Gebaudemanagement has not taken out any loans and is, except for the Security Pool Agreement contained in Annex 5.1.1 a), not party to any other financing, borrowing or lease arrangement and has not undertaken any form of off-balance sheet financing such as, but not limited to sale-and-lease-back agreements, or financial leases. GHW Gebaudemanagement has undertaken no obligation which prohibits it from pledging or assigning any of its assets or to otherwise use them as collateral.

      5.6.15 Except as for the obligations of GHW Gebaudemanagement as provided for in the Security Pool Agreement contained in Annex 5.1.1 a), there are no guaranties, warranties or securities of any kind (including comfort letters) granted by GHW Gebaudemanagement in favor of third parties, the Sellers, the Company, the Associated Companies or any of its shareholders, partners, managers or employees or any member of the families of the Sellers.

      5.6.16 There are no liabilities or debt of GHW Gebaudemanagement of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt, other than: (i) liabilities/debt fully reflected or provided for in the financial statements per 31 December 2003; (ii) current liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2003 which are comprehensively listed in Annex
             5.6.16 and which, in the aggregate, do not materially affect the valuation of the business; and (iii) liabilities under contracts and bids entered into or made in the ordinary course of business consistent with past practice.

      5.6.17 Except as attached as Annex 5.6.17, there are no contractual relationships or agreements or arrangements whether written or oral of whatever kind and content exceeding an annual value of EUR 15,000. The contractual relationships or agreements or arrangements attached as Annex 5.6.17 are agreed between GHW Gebaudemanagement and the Company or the Associated Companies only. These are entered into at arm's length and are attributable to GHW Gebaudemanagements' ordinary business only. GHW Gebaudemanagement, with the exception of its partnership agreement, is not bound by any contracts with the Sellers or with any of the Sellers' closely-related persons as defined in clause 5.3.1. Except for the Receivables, there are no claims of GHW Gebaudemanagement against the Sellers, Company, Associated Companies or any of its shareholders, partners, managers or employees or any member of the families of the Sellers and no claims of the Sellers, Company, Associated Companies or any of its shareholders, partners, managers or employees or any member of the families of the Sellers against GHW Gebaudemanagement.

      5.6.18 GHW Gebaudemanagement does not manufacture, purchase, sell, distribute or trade products - for the avoidance of doubt, "products" shall not include the provision of services to the Company or the Associated Companies pursuant to the contracts listed in Annex 5.6.17 - of whatever kind and nature.

      5.6.19 GHW Gebaudemanagement has filed all necessary tax returns in a timely, complete and correct manner and has paid all Taxes assessed by the competent authorities in the past when due or, if not due on the respective cut-off dates, have been duly entered in the reserve of the financial statements. If hidden profit distributions have been made prior to the sale and transfer of the interests in GHW Gebaudemanagement, the Sellers shall bear all Taxes resulting therefrom. All social security contributions due and payable with respect to the period until the Closing Date have been paid. "TAXES" shall mean any direct and/or indirect levies by the governmental authorities and/or any direct or indirect fiscal and/or financial public burdens (i.e., Zolle, Steuern, Abgaben, Gebuhren) on GHW Gebaudemanagement's business, transactions, assets and respective income.

      5.6.20 GHW Gebaudemanagement has not entered into any lease contracts regarding real property.

      5.6.21 GHW Gebaudemanagement does not own real property. The real property leased or used by GHW Gebaudemanagement is on the Closing Date free and clear of a contamination, as defined in Section 2 (3) of the Federal Soil Contamination Act ("BBodSchg") and/or other applicable German federal and/or state or local soil and water laws and regulations, for which the Company or the Associated Companies, even though the manner of use of such property (for instance, industrial usage) has not been altered, could be held liable for remediation under the legislation that governs environmental contamination and is applicable and in effect on This Day ("PRE-EXISTING CONTAMINATION"). The same applies for all real property owned or leased or used previous to the Closing Day by GHW Gebaudemanagement, even if they were not owned or leased or used on This Day or Closing Date.

      5.6.22 Except as listed in Annex 5.6.22, GHW Gebaudemanagement has not entered into any service, employment and labor contracts (Dienst-, Angestellten- und Arbeitsvertrage). There are no pension commitments or obligations other than those for which reserves are booked in the annual financial statements as per December 31, 2003 and these reserves adequately reflect those pension commitments. There are no obligations or commitments regarding direct insurance.

      5.6.23 There are no works councils. There are no applicable collective bargaining agreements (Tarifvertrage), shop agreements (Betriebsvereinbarungen) and social plans.

      5.6.24 All social security contributions, if any, legally required to be paid by GHW Gebaudemanagement have been paid and will be paid in the future. To the extent that there are any outstanding social security contributions, sufficient accruals have been set up in the financial statements.

      5.6.25 All of the members of the supervisory board or similar boards of GHW Gebaudemanagement will resign from their office as of the Closing Date. Except for current year supervisory board fees and expenses pro rata temporis as per the Closing Date, they have no claims against GHW Gebaudemanagement, the Company or any Associated Companies.

      5.6.26 GHW Gebaudemanagement does not own any intellectual property rights (e.g. patents, patent applications, utility model registrations, trademarks, trademark registrations, service marks, business or trade names, brand names, logos, registered designs, design rights, copyrights, recipes and formulas, rights in domains, domain names, rights in know-how, trade secret or invention) as well as other industrial property rights, all of the foregoing hereinafter also referred to as "IPR".

      5.6.27 There are no outstanding claims by third parties against GHW Gebaudemanagement relating to the infringement of any IPR and no such claims are threatened or pending and there are, to the best of Sellers' knowledge, no known circumstances possibly leading to such claims.

      5.6.28 No material IPR of a third party, apart from standard office software, are used by GHW Gebaudemanagement and GHW
             Gebaudemanagement is not dependent on any other IPR of a third party.

      5.6.29 There are no insurance contracts, and there are no insurable risks.

      5.6.30 GHW Gebaudemanagement is neither a claimant nor claimee in any pending judicial or arbitration proceedings exceeding an amount in dispute of EUR 50,000 and there are; to the best knowledge of the Sellers, no threatened legal disputes exceeding the same threshold. According to the Sellers' best knowledge, there are currently no administrative investigations or procedures against GHW Gebaudemanagement in connection with the operations of the busine Section There are, to the best of Sellers' knowledge, no facts or circumstances which could give rise to any such actions, suits, proceedings or investigations. This is, in particular, true with respect to proceedings in trade, tax, product liability, product warranty, environmental liability, or unfair trade practices or real estate matters.

      5.6.31 There are no public subsidies or grants (offentliche Zulagen oder Zuschusse) which GHW Gebaudemanagement has obtained.

      5.6.32 All administrative approvals, permits, licenses and registrations which are necessary for GHW Gebaudemanagement to operate and continue its respective business are without exception existing and valid.

      5.6.33 GHW Gebaudemanagement has at all times prior to the Closing Date without exception been in compliance with all administrative security regulations applicable to it in connection with the operation of its businesses, including requirements imposed by trade authorities, construction authorities, technical supervisors. No additional requirements are to be expected in the future under the presently existing laws. Any commissioners required by law have been duly appointed.

                                   SECTION 6
                   LEGAL CONSEQUENCES OF A BREACH OF WARRANTY

6.1 If and to the extent that any warranties provided in Section 5 are breached, then, within two months following receipt of a Purchaser's relevant performance demand, which must be sent via certified mail (return receipt requested), the Sellers shall in their discretion either perform the warranty or pay compensatory damages such that the Purchaser or GHW Gebaudemanagement or the Company or the Associated Company is placed in the position it would have been in, had the warranty not been breached. If the Sellers fail to perform the warranty within the meaning of the aforementioned sentence within the two months period indicated or if the Sellers notify the Purchaser by registered letter (return receipt requested) that the Sellers see no possibility to perform the warranty or that the Sellers refuse the claim (such letter, in this Agreement, being referred to as the "REFUSAL LETTER"), then it will be required to pay compensatory damages suffered by either of the Purchaser, GHW Gebaudemanagement, the Company or the Associated Companies after the expiration of this period or upon receipt of such notification.

      For the avoidance of doubt, the aforementioned two months period shall not prevent the Purchaser, GHW Gebaudemanagement or the Company or one of the Associated Companies from taking immediate action even before the aforementioned two months period has lapsed, if without such action the interest of the Purchaser, GHW Gebaudemanagement, the Company or the Associated Companies would be impaired. The Purchaser, GHW Gebaudemanagement, the Company or the Associated Companies are obligated to inform the Seller immediately of such action, if possible, prior to such action.

6.2 The Purchaser will be entitled to enforce its breach of warranty claims, only if and to the extent that

      a) the value of any single given claim or series of claims relating to a specific product (Teile) exceeds a minimum amount of EUR 100,000.

      and

      b) the value of all claims, which are included under sub-paragraph a), exceeds an allowance (Freibetrag) of EUR 1,000,000; i.e. the Purchaser's claim will be limited only to the amount exceeding this allowance amount.

      c) The provisions of this Section 6.2 a) and b) shall not be applicable to a warranty claim of the Purchaser under Section 5.4.7 or Section
            5.6.19 relating to possible real estate transfer tax to be paid in connection with the reorganization of the Company described in
            Section 1.2, such reorganization having been preceded by a transfer of Sellers' former limited partners' interests in the Company prior to the reorganization described in Section 1.2 to GHW Gebaudemanagement, i.e. the full amount of the damages to which such warranty claim relates shall be paid and not be subject to the above limitations in Section 6.2 a) and b).

6.3   The Sellers' quantitative liability shall be limited as follows:

      a) in the case of a breach of the warranties provided in Section 5.1.1 and Section 5.1.2, to an amount equal to the Purchase Price paid;

      b) in the case of a breach of the warranties provided in Section 5.5.1 and Section 5.5.2, to the amount referred to in Section 1.6;

      c) in the case of a breach of the warranties provided in Section 5.4.4 and Section 5.6.21, to an amount equalling EUR 7,500,000 and up to that amount,

            (i) 80% of the damages, which the Purchaser enforces during the period ending twelve months following the Closing Date;

            (ii) 45% of the damages, which the Purchaser enforces within the period from the expiration of twelve months until the expiration of twenty-four months following the Closing Date;

            (iii) 25% of the damages, which the Purchaser enforces within the period from the expiration of twenty-four months until the expiration of thirty-six months following the Closing Date;

      d) in the case of one or more other breaches of warranty, to an amount totalling 28% of the Purchase Price paid;

      e) however, in no event shall the liability of the Sellers under this Agreement exceed the total Purchase Price.

6.4 The Sellers may not be held liable twice (mehrfach) under this Agreement for any claims, which are based on the same set of facts and circumstances but enforced under another legal theory. This is to say, forms of double jeopardy are hereby excluded. In calculating the Purchaser's claims, the principal of offsetting gains (Vorteilsaus-gleich) must be applied, specifically any equity capital items or other items reducing or increasing the damages must be offset in a fair and reasonable manner; this also applies in connection with any tax detriment suffered by the Purchaser or the Company, which merely results in a postponement of the basis for taxation.

6.5 The Purchaser is not entitled to enforce any claims under the Agreement, if and to the extent that either an accrual was created in the annual audited financial statements per 31 December 2003 of GHW Gebaudemanagement, the Company or at an Associated Company to take into account such an event or if a third party (specifically an insurance carrier) succeeds in performing the warranty, paying compensatory damages or otherwise compensating the Purchaser, GHW Gebaudemanagement, the Company or another Associated Company in any given case. Section 8.5 shall continue to apply.

6.6 Section 254 of the German Civil Code ("BGB") shall be applicable to warranty claim of the Purchaser, i.e. the Purchaser shall have no claim for damages to the extent such damages were caused or increased by the Purchaser or to the extent the Purchaser has failed to mitigate, although possible, such damages.

6.7 If and to the extent that the Sellers have provided a warranty to their best knowledge or in a similarly qualified manner, then such knowledge applies only to the facts, which were actually known, or should have been known had they applied the diligence a businessman in their position, line of business and country would have customarily applied, by Franz Margraf, Markus Donni and the managing directors of the Associated Companies excluding the managing director of GHW Brazil Ltda and Klingel Italiana s.r.l. at the time this Agreement was notarised.

6.8 For the avoidance of doubt, the Parties agreed that there shall be no violation of any of the warranties in Section 5 resulting solely from the fact that the company has been converted as provided for under Section
      13.1. b), i.e. the "violation" would not have occurred if the Company had not been converted.

                                   SECTION 7
                                TIME LIMITATIONS

7.1 Any claims by the Purchaser based on a breach of the warranties provided in Section 5.1.1, Section 5.1.2, Section 5.5.1,Section 5.5.2, Section 5.6.1, Section 5.6.2, Section 5.6.3 and Section 5.6.5 will be time-barred four years following the Closing Date. Claims based on any other breaches of warranties will be time-barred six months from the date on which the Purchaser receives knowledge of the relevant warranty breach, but no later than two years from the Closing Date and no later than four years from the Closing Date in the event of a breach of the warranties stated in Section 5.4.4., provided, however, that the breach of the warranty provided in
      Section 5.4.7 shall be time-barred after a period of six months commencing with the date on which the relevant assessment of Taxes becomes final and unappealable.

7.2 The rules under the applicable statutes of limitations, as contained in the BGB, will determine when the time limitations set forth herein commence to run anew or are tolled, but such time limitations will not be tolled or suspended as a result of negotiations.

7.3 A warranty claim of the Purchaser shall not be time-barred if it has been asserted within the meaning of Section 6.1 sentence 1 (performance demand) before the above-mentioned limitation periods have lapsed, provided the Purchaser initiates court proceedings (Klageeinreichung) within three months following the date on which it has asserted the claim within the meaning of Section 6.1 sentence 1 (performance demand) or within one month after receipt of the Refusal Letter as defined in Section 6.1, as the case may be. If court proceedings have not been initiated within such periods, the respective warranty claim of the Purchaser shall be time-barred. In any event, no warranty claims of the Purchaser shall be time-barred before the limitation periods of Section 7.1 have lapsed.

                                   SECTION 8
                                WAIVER OF CLAIMS

8.1 The Parties hereby recognise and acknowledge that they intend for the warranties relating to Sections 5, 6 and 7, this Section 8 and Section
      17.3 to constitute an independent guarantee made by the Sellers within the meaning of Section 311 (1) BGB and that these warranties should in no way represent a guarantee as to qualities (Beschaffenheitsgarantie) or durability (Haltbarkeitgarantie) within the meaning of Sections 443, 444 BGB.

8.2 The Sellers do not provide any warranty, representation, guarantee or other promises in the broadest sense beyond those contained in this Agreement regarding the Interests and the Receivables, specifically not with respect to

      a) the legal, economic, financial, tax or other conditions of GHW Gebaudemanagement, the Company or the Associated Companies or any of their assets;

      b) the continuation of any prior, current or future financial condition or earnings situation of GHW Gebaudemanagement, the Company or the Associated Companies, their revenues or other features, about which the Sellers or any of its authorised agents made statements either prior to or during the negotiations of this Agreement;

      c) the ability to collect (Einbringlichkeit) the Receivables and the possible function of the loan pursuant to Section 1.6, as either a partial or complete substitute for equity.

8.3   The Purchaser shall have no claim under the warranty provided in Section
      5.4.4 and 5.6.21, if and to the extent that one of the following facts exist with respect to the real property in question:

      a) Pre-Existing Contamination - within the meaning of the laws and regulations governing the real property in question - (i) was not identified as a result of a final and binding order issued by the competent regulatory authorities or a final court judgment and (ii) with respect to which, remediation is required, but not as a result of an immediately enforceable order issued by a regulatory authority or an enforceable court judgment;

      b) there has been a change of use, which led to a rezoning of the relevant property following the Closing Date (e.g., industrial to commercial use or residential use). Excluded herefrom is the real property located at Wuppertal-Ronsdorf, provided, however, that the change of use is not the result of a decision of the Purchaser but was initiated by the Company prior to the Closing Date;

      c) there has been a sale of the relevant real property or a change in ownership or a sale of individual divisions or the entire operating business of the Company or an Associated Company.

8.4 The statutory provisions regarding defects in the product or in legal title, including Section 442 para. 1 BGB, do not apply. Any other Purchaser claims not expressly stipulated in this Agreement, irrespective of the legal basis therefore, are hereby waived, whether the claims seek compensatory damages, price reduction, subsequent performance, rescission and restitution, action for avoidance or other such claims. This waiver of claims also include any claims based on torts or those under Sections 311
      (2), 313 BGB. Any other limitations on liability or claim waivers in this Agreement will not be applicable to the extent that such liability is mandatory and cannot be waived under Sections 276 (3), 826, 123 BGB.

8.5 The Purchaser and the Sellers hereby enter into a true third party beneficiary contract (Section 328 BGB), pursuant to which the Purchaser agrees to waive any and all claims, which are based on a breach of duties and may be brought against (i) the Sellers, (ii) supervisory board members of GHW Gebaudemanagement and the Company, and (iii) managers of GHW Gebaudemanagement's general partner and of the Company. The Purchaser shall ensure that the Company and the Associated Companies excluding GHW Brazil Ltda and Klingel Italiana s.r.l. will not enforce any liability claim of the Company against the foregoing persons provided they are not based on wilful acts (Vorsatz), gross negligence (grobe Fahrlassigkeif) of the diligence of a prudent businessman or fraud.

                                   SECTION 9
                                RIGHTS TO NAMES

9.1 The Purchaser hereby covenants, in the form of an independent guarantee (each made separately), to Ms Ruth Matzler, Kreuzberg Promenade 39, A5026 Salzburg and Mr Klaus Hartmann, Im Leimenacker 3, 64658 Furth-Steinbach, in the form of a true third party beneficiary contract under Section 328 BGB, that the Purchaser or the enterprises directly or indirectly affiliated with it will use and apply the corporate name or corporate name components GHW, GHW Grote & Hartmann, Grote & Hartmann as well as the name Grote and Hartmann such that this use does not injure the good reputation of Ms Matzler and/or Mr Hartmann. This covenant also applies to any marks or trademarks, which include any of these components. A use and application within the meaning of this subsection must be understood in its broadest sense, particularly in terms of each competitive act and any use of electronic media (e.g., internet domains).

9.2 Whether and to what extent a reputation has been injured as a result of such use will be determined according to the due discretion of the relevant protected party (i.e. Ms Matzler or Mr Hartmann (in each case individually)).

9.3 The use of the corporate names or the names or name components in connection with the business operations of (i) GHW Gebaudemanagement, the Company or its Associated Companies as of This Day and of (ii) the Purchaser and its affiliated companies on This Day will in no way be deemed injurious and will be permissible in any manner. Any use in the "automotive" industry is likewise permissible. Any actions taken by the Purchaser, which were decided in the ordinary course of management decision-making and which limit or restructure the business operations of GHW Gebaudemanagement, the Company and the Associated Companies, will likewise not be considered injurious.

9.4 If the independent guarantee provided under Section 9 is breached, then the injured party will have an injunctive claim. Ms Matzler and/or Mr Hartmann will each have their own injunction claim, if and to the extent that a breach of duty under the aforementioned provisions applies to them.

                                   SECTION 10
                           SELLERS' PARTICIPATION IN
                               LIABILITY DISPUTES

10.1 The Purchaser must promptly notify the Sellers in writing, if it receives knowledge that the tax authorities are considering or indeed conducting a tax audit at GHW Gebaudemanagement, the Company or an Associated
      Company. The Sellers must be given an opportunity, at the earliest possible time, to participate in defending any claims brought by the tax authorities in all relevant tax proceedings including tax audits, administrative proceedings and judicial proceedings, to the extent such claims relate to a period of time prior to the Closing Date. If such a dispute exists or a tax audit is called, then the Purchaser must promptly inform the Sellers concerning the actual status of such a dispute or audit. The Purchaser must provide the Sellers with all documents and information, which could be relevant for the latter to protect their tax interests. In the event of a tax audit, the Sellers have the right to participate in the audit or to dispatch a representative, who is bound by professional duties of confidentiality, to participate in the audit or any final audit discussions.

10.2 In addition, the Sellers must be promptly provided with an opportunity, at any time and at their own cost, to participate in the dispute with a third party, to the extent these disputes affect the rights or interests of a third party with respect to GHW Gebaudemanagement, the Company or an Associated Company and to the extent that the results of any such disputes could influence the purchase price claim of the Sellers and/or other claims, which the Purchaser may have against the Sellers regarding to the Company. Section 10.1 applies mutatis mutandis. In connection with any environmental liability cases, the Purchaser must inform the Sellers in advance respecting any inspection or remediation programs and must cause GHW Gebaudemanagement, the Company or the relevant Associated Company to inform the Sellers. The Sellers must also be granted access to the real property in question.

10.3  For the purposes of an alleged violation of the warranty under Section
      5.4.7 or Section 5.6.19 relating to the obligation to pay real estate transfer tax which may have arisen in the context of the reorganization addressed in Section 1, in addition to the duties under Section 10.1 and
      Section 10.2, the Purchaser shall procure, if possible, that the Sellers and/or their advisers are put in a position which allows them to participate in any audit, assessment, proceeding or litigation (authority to control and determine the conduct of the defence), as if they were a direct party to such audit, assessment, proceeding or litigation. Purchaser shall or shall procure that the Company or the taxable entity - upon request of the Sellers and/or their advisers - appeal any decision, order, assessment or judgment (Rechtsmittel einlegen) and to conduct and control such proceedings. Purchaser and/or the Company or the taxable entity may only issue notices on declarations or other communication with the tax authorities or the courts upon written approval or Sellers advisers in respect of this matter. The Purchaser shall further procure that the Company or the taxable entity and the Purchaser provide adequate support to the Sellers and their advisers in order to allow them to defend their matter as efficiently as possible, in particular provide documents and information needed. Any reasonable external costs of the Purchaser and any costs of the Sellers incurred in connection with all of the foregoing shall be borne by the Sellers.

                                   SECTION 11
                            DUTIES PRIOR TO CLOSING

11.1 To the extent permitted by merger control law, after This Day and until merger control clearance has been granted pursuant to Section 14.1, the Purchaser may demand that the Sellers cause GHW Gebaudemanagement, the Company's management to grant the representatives designated by the Purchaser access to all business premises, business documentation and information concerning all business affairs of GHW Gebaudemanagement, the Company and the Associated Companies and that such access be granted in a reasonable manner and within a reasonable period of time to enable the Purchaser to understand the business of the Company and the Associated Companies, provided however that such cooperation shall not have a significant adverse affect on the day to day business of the Company or the Associated Companies. The Purchaser acknowledges that it has been provided with certain sensitive information as contained in Annex 11.1. Following the issuance of merger control clearance pursuant to Section 14.1, Purchaser's request for the grant of access as set forth in sentence 1 of this Section 11.1 shall not be subject to merger control restraints.

11.2 The Parties shall provide each other with any and all information and documents and take all business and legal steps necessary to duly perform this Agreement. As of This Day, in particular, without limitation, each Party is obligated to provide such cooperation as any other Party reasonably requests, provided however that such cooperation shall not have a significant adverse affect on the day to day business of the Company or the Associated Companies, and to execute or procure the execution of all documents the execution of which is either needed to give full effect to the transactions contemplated herein or reasonably requested by any other Party. This shall serve to ensure, in particular, without limitation, to bring about, as soon as possible, the change of legal form as addressed in Section 13.1 (b) and to take all steps described in
      Section 13.1 (b) (ii) through (v) immediately after the German antitrust clearance has been obtained. The Sellers shall provide after This Day such cooperation or procure the provision of such cooperation as the Purchaser reasonably may request, at the Purchaser's expense, to enable the Purchaser to prepare for the conduct of the Company's and the Associated Companies' businesses after the Closing Date. Such cooperation shall include (it is agreed that with respect to (ii) and (iii) of this paragraph such measures, or any other measures which the Purchaser requests may only be implemented, if in the reasonable opinion of Sellers' tax or accountants advisers, such measures will not violate German GAAP
      (HGB) or any applicable local accounting standards and they are only to be permitted if and to the extent that reasonable opinion of the Sellers tax or accountants advisers are not detrimental to the Sellers, to their tax and financial position arising from the sale of Interests contemplated hereunder. In the event of any changes agreed under this Section 11.2 (ii) and (iii) such changes shall not give rise to any warranty claim by the Purchaser), but not limited to, the following matters:

      (i) a review of the financial systems and financial control procedures of the Company and of the Associated Companies only to enable the Purchaser to determine what systems and procedures the Purchaser will be required to implement after the Closing Date so as to comply with Sarbanes Oxley requirements;

      (ii) to obtain prior to Closing (or allow the Purchaser to obtain for the Sellers) US Identification Numbers, if not already obtained, and, for each of the following respective Associated Companies, to execute US Form 8832 entity elections, on or before Closing, for GHW Engineering GmbH, GHW Polska Sp zoo, GHW France Sarl, Grote & Hartmann South Africa (Pty) Ltd., GHW Czech Republic sro, and Grote & Hartmann Iberica SL;

      (iii) to review the US Purchasing Accounting issues with the Purchaser and to make such adjustments to the accounts of the Company and the Associated Companies immediately prior to Closing as may be desirable for the Purchaser to effectively account under US Purchase Accounting Requirements for the acquisition of the Interests and the Associated Companies;

      (iv) to participate or procure that the appropriate persons participate, and provide all cooperation reasonably requested in connection therewith, in talks of the Purchaser with the pool banks under the Security Pool Agreement as contained in Annex 5.1.1 (a);

      (v) to grant the Purchaser access to all of the premises as listed in Annex 5.4.9 immediately after signing in order to conduct phase II environmental due diligence, the results of which the Purchaser will share with the Sellers and the costs of which will be borne by the Purchaser;

      (vi) to provide the Purchaser with information required to make the necessary filings with the competent anti-trust authorities within five calendar days from This Day.

      (vii) to provide the Purchaser two days prior to Closing with an updated list of the amounts drawn down under the Security Pool Agreement contained in Annex 5.1.1 (a) and under the agreements listed in Annex 5.2.5 (a).

      (viii) to provide access to sites, management, Sellers' insurance brokers and insurance files and policies in order for the Purchaser to assess the insurance risk.

      (ix) to provide the Purchaser prior to Completion with the financial statements as addressed in Section 5.2.1 and 5.6.9.

      Advisers to the Purchaser, Sellers, Company and the Associated Companies shall cooperate with each other in good faith and as instructed to assist in the implementation of this Section 11. The Purchaser herewith indemnify Sellers as regard any reasonable Sellers advisers' costs in the context of this Section 11 (ii) and Section 11 (iii).

                                   SECTION 12
                              NON-COMPETE COVENANT

12.1 The Sellers covenant for a period of two (2) years from the Closing Date to refrain from engaging in the product or geographic markets, on which the Company actually does business on This Day, in any activities, which would compete directly or indirectly with the Company or would have as its effect direct or indirect competition. The Sellers shall specifically not form, purchase, acquire an interest in or otherwise advise any enterprise, with which the Company competes either directly or indirectly. This non-compete covenant does not apply to the purchasing of shares equal to 10% or less of a publicly listed company.

12.2 If one or both of the Sellers breach the non-compete covenant stipulated in Section 12.1, then they shall each pay to the Purchaser a contractual penalty equal to EUR 150,000. If the breach continues, then the Sellers must pay an additional contractual penalty of EUR 200,000 for each additional month of the breach. The Purchaser reserves the right to enforce any other additional damages resulting therefrom and to demand that such conduct cease and desist.

12.3 The Sellers shall not owe any additional special damages or compensation for the non-compete covenant.

                                   SECTION 13
                              CONDITIONS PRECEDENT

13.1 This Agreement shall not be contractually consummated and the assignment of the Interests shall not become effective, unless and until the following conditions have been met:

      a) the planned combination connected with this Agreement has not been prohibited either by the German Federal Cartel Office pursuant to
            Section 36 of the Act against Restraints of Competition ("GWB") and by the competent antitrust regulators defined in Section 14.1 through Section 14.3;

      and

      a2) the change of the articles of association of GHW Verwaltung as resolved upon by way of the notarized shareholders' resolution of April_4, 2004 (Roll of Deed No. 320/2004 of the officiating notary) has been registered in the commercial register and thereby become effective;

      and

      b) the Company's change of legal form from a GmbH to a GmbH & Co. KG has been registered in the commercial register and the entries in the commercial register show that (i) GHW Verwaltung is the only general partner without any capital in terest; and (ii) GHW Gebaudemanagement is the only limited partner with a capital interest (Haft- und Pflichteinlage) of EUR [30,457,600] or another amount; and (iii) the new name of the Company is [GHW Grote & Hartmann GmbH & Co. KG] or with another firm name;

            the aforementioned change of legal form of the Company shall be brought about by GHW Gebaudemanagement and GHW Verwaltung and the Company as soon as practically feasible after notarization of this Agreement, but, however, shall not be reported for registration before the condition precedent of Section 13.1 a) has been met, observing the following steps in close consultation with the Purchaser whose prior approval has to be sought before any of the following is finally executed, such approval not to be unreasonably withheld or delayed:

            (i) the draft resolution on the change of legal form (UmwandlungsbeschluB) to be adopted by GHW Gebaudemanagement and GHW Verwaltung (once the latter has been made a shareholder in the Company) shall be drawn up, in substantially the form as attached hereto in German as Annex
                  13.1 (b) (i), and submitted to the Company's works council as soon as feasible after notarization of this Agreement, at the latest, however, at the end of the tenth day following This Day;

            (ii) GHW Gebaudemanagement shall, after the condition precedent set forth in Section 13.1 a2) has occurred, assign and transfer, in a notarial deed, in substantially the form as attached hereto in German as Annex 13.1 (b) (ii), a portion of its share in the Company in the amount of EUR 600 to GHW Verwaltung who shall hold it in trust for GHW Gebaudemanagement and reassign and retransfer it to GHW Gebaudemanagement as per the registration of the change of legal form of the Company in the commercial register (the notification of the acquisition of the share in the amount of EUR 600 by GHW Verwaltung in the Company pursuant to Section 16 of the German Law on Limited Liability Companies is already provided for in the draft attached in Annex 13.1 (b) (ii));

            (iii) the Company shall prepare, in substantially the form as attached hereto in German as Annex 13.1 (b) (iii), a revised shareholders' list and submit it to the commercial register;

            (iv) GHW Verwaltung and GHW Gebaudemanagement shall adopt, in a notarial deed, in substantially the form as attached hereto in German as Annex 13.1 (b) (i), the resolution on the change of form of the Company the draft of which had been submitted to the works council of the Company in accordance with (i) above, waiving all requirements and rights relating to reports and the voidance or challenge of the resolution that can be waived under the applicable laws, and

            (v) the Company, acting through the deponent under 1., shall notify the change of legal form for registration in the commercial register by signing and submitting the notification letter in substantially the form as attached hereto as Annex 13.1 (b)(v);

      and

      c) all of the members of the supervisory boards of the Company appointed by the shareholders and of GHW Gebaudemanagement have provided the Purchaser with resignation letters as of the Closing Date in which they confirm that they have no claims against the Company other than claims for compensation pro rata temporis as per the Closing Date;

      and

      d) The Sellers have provided the Purchaser with a balance sheet of GHW Gebaudemanagement as per a date as close as possible to the Completion Date which shows no assets other than the participation in the Company and the loan accounts and with no liabilities or accruals other than relating to the three employees of GHW Gebaudemanagement.

13.2  If any of the aforementioned conditions precedent described in Section
      13.1 have not been satisfied on or before December 31, 2004, then either the Sellers or the Purchaser may rescind this Agreement by sending a corresponding certified letter (return receipt requested). If the Purchase Price has not been paid into the trust and escrow accounts in accordance with Section 3.4. and Section 3.6 within thirty banking days (Frankfurt/Main) following the date on which such payment has become due, then the Sellers may rescind this Agreement by sending a certified letter to the Purchaser (return receipt requested).

13.3 If the Purchase Price has been paid into the trust and escrow accounts in accordance with Section 3.4 and Section 3.6, but if the conditions described in Section 3.4 for releasing the funds in the trust account to the Sellers have not been met within four months following the date on which payment into the trust account had been made, then either the Sellers or the Purchaser may rescind this Agreement by sending - with a copy to the officiating notary and the Escrow Agent under the Escrow Agreement, as attached as Annex 3.6 sent by either the Sellers or the Purchaser - a certified letter (return receipt requested) to the Purchaser or to the Sellers, as the case may be, and all funds in the trust and escrow accounts are to be released to the Purchaser upon receipt of such copy.

13.4 Purchaser may waive by a letter to the Sellers (i) any warranty provided by the Sellers under this Agreement and/or (ii) any of the following conditions precedents: Section 13.1 b), Section 13.1 c), and Section 13.1
      d).

                                   SECTION 14
                                 MERGER CONTROL

14.1 The condition precedent set forth in Section 13.1 a) concerning the Federal Cartel Office will be deemed satisfied at the expiration of the day, on which

      a) the one-month period set forth in Section 40 (1) sentence 1 GWB has expired, without the Federal Cartel Office having notified the Parties that it will initiate a second-stage review of the planned combination,

      or

      b) the four-month period set forth in Section 40 (2) sentence 2 GWB has expired, and no prohibition order from the Federal Cartel Office pursuant to Section 40 (2) sentence 1 GWB has been received during this period of time;

      or

      c) receipt of a written notice from the Federal Cartel Office indicating that the planned combination does not fulfil the requirements for prohibition under Section 36 GWB,

      or

      d) the Federal Cartel Office has authorised the combination, subject to conditions and/or requirements, the fulfilment of which is declared economically feasible by both GHW Gebaudemanagement and the Purchaser in writing at their sole discretion (willkurlich). GHW Gebaudemanagement and the Purchaser may declare at any time upon receipt of such authorisation in their sole discretion (willkurlich) to the respective other party that it does not accept such requirement or condition with the effect that this condition (Section 13.1 a)) is not fulfilled and such non-fulfilment is final.

14.2 In addition to Section 14.1 above, the respective merger notification regulations applicable in the following countries outside the Federal Republic of Germany must be complied with in a manner which allows consummation of this Agreement:

      a)    Austria;

      b)    Finland;

      c)    Slovak Republic;

      d)    Turkey;

      e)    Poland;

      f)    Czech Republic;

      g)    South Africa.

      Besides, the Parties agree that a filing in Brazil is necessary and will be made in a timely manner.

14.3 The condition precedent set forth in Section 13.1 a) will be met under the collective application of the rules under Section 14.1 and Section 14.2, only when the conditions for the Federal Republic of Germany under
      Section 14.1 and for the countries listed in Section 14.2 have been met.

14.4 If the planned combination under this Agreement is subject to merger control, then this Agreement will be subject to a condition subsequent, that neither the Federal Cartel Office nor the antitrust regulators of any country listed in Section 14.2 will prohibit the combination. This condition subsequent will enter into effect two weeks from the date on which one of the Parties has been served with a prohibition order from either the Federal Cartel Office or the antitrust regulators of the countries listed in Section 14.2.

14.5 The Parties shall co-operate with one another intensively in order to secure, promptly after the execution of this Agreement, the authorisation from the competent cartel and antitrust regulators under Section 14.1 and
      Section 14.2 to consummate the transaction. In particular, the Sellers and their advisors will use their best efforts to provide the Purchaser and its advisors promptly with all necessary information relating to GHW Gebaudemanagement and the Company and the Associated Companies to enable the Purchaser and its advisors to make complete and timely notifications in the countries listed in Section 14.1 and Section 14.2 above. If it appears that there is a risk that the planned combination will be pro hibited by one or more of the regulatory authorities, then the Parties must promptly contact one another in order to eliminate, where possible, the circumstances obstructing the combination.

14.6 The Purchaser and/or Sellers, as the case may be, shall through their respective advisors promptly prepare all necessary and reasonable merger notifications and promptly gather any documents and information which are required in order to prepare merger notifications for filing with the competent cartel and antitrust regulatory authorities in the countries mentioned in Section 14.1 and Section 14.2. The draft petitions and the attachments and information related thereto must be coordinated with the Sellers' advisors and promptly filed by the Purchaser. The Purchaser will advise the Sellers when each notification is made and will without undue delay provide the Sellers with a non-confidential version of each notification made. The Purchaser shall promptly inform the Sellers' advisors about any and all correspondence, orders, inquiries, prohibition orders, etc. issued by the competent regulatory authorities.

14.7 The Purchaser shall file any required closing notices to the cartel and antitrust regulatory authorities, such as the notification under Section 39 (6) GWB with the Federal Cartel Office.

14.8 Any fees or costs for filing and registering the planned combination will be borne solely by the Purchaser. The Sellers shall bear only the costs of their own advisers.

14.9 As regards proceedings in Section 14.2 a) through g), Section 14.1 d) sentence 2 shall apply respectively (entsprechend) so as to allow the parties to declare that the condition precedent in Section 13.1 a) is not fulfilled and such non-fulfillment is final.

                                   SECTION 15
             CONFIDENTIALITY, PRESS RELEASES AND OTHER DISCLOSURES

15.1 The Parties agree to treat as strictly confidential any information and knowledge, which they have received or will yet receive in connection with the negotiation, the execution and the performance of this Agreement as between themselves and concerning their respective affiliated enterprises as well as the content of this Agreement, including the Purchase Price.

15.2 The Sellers, on the one hand, and the Purchaser, on the other hand, shall issue press releases and other notices relating to this Agreement, only after obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

15.3 Each Party must impose the foregoing duties on its affiliated companies, owners, committee members, employees and advisors.

15.4 The aforementioned provisions will not be affected by the fulfilment of any legally required notices, disclosures and other publication duties and of such rules and regulations of the Stock Exchange, to which a Party or its shareholders are admitted and by the fulfilment of any duties, which are required in order to perform this Agreement. In all cases, each Party is obligated to inform the other Party about any intent to publish or otherwise disseminate information to the public and to obtain in advance that other Party's opinion with respect thereto.

                                   SECTION 16
                    JOINT LIABILITY OF GUARANTOR, GUARANTEE

The Guarantor hereby assumes as co-debtor vis-a-vis the Sellers the obligation to cover any and all payments owed by the Purchaser under this Agreement.

                                   SECTION 17
                              CONSENT REQUIREMENTS

17.1 The Sellers, as the sole limited partners, and GHW Verwaltung, as the sole general partner, hereby hold an extraordinary partners' meeting of GHW Gebaudemanagement (waiving all procedural forms and notice requirements) and, as a precautionary measure, adopt a resolution approving the sale and assignment of the Interests under the terms of this Agreement.

17.2 GHW Gebaudemanagement's supervisory board has already approved this Agreement. Minutes of the relevant resolution have been appended hereto as Annex Set 17.2. In addition, Annex Set 17.2 contains, as a measure of precaution, a declaration of consent of today from Dr. Reinhard Freiherr von Dalwigk, in his capacity as chairman of the supervisory board of GHW Gebaudemanagement, in which he has consented to and approved of all declarations given in and under this Agreement by GHW Verwaltung, both in the latter's name and in GHW Gebaudemanagement's name, regarding GHW Gebaudemanagement's participation in the Company and the future exercise of its voting rights in the Company as contemplated in this Agreement.

17.3 The Sellers hereby state, warrant and represent that no other consents or approvals will be required to affect the validity of this Agreement or its performance.

17.4 The Purchaser hereby represents that it has obtained any and all consents, approvals and authorisations required from its governing bodies in order to execute and perform this Agreement and that the Purchaser is not required to take any other action to legally execute and perform this Agreement.

                                   SECTION 18
                              WRITING REQUIREMENT

Any modifications to this Agreement must be made in writing, unless a more stringent legal requirement prescribes otherwise. This same rule governs the waiver of this written form requirement.

                                   SECTION 19
                                COSTS AND TAXES

As between the Parties, the Purchaser shall bear the costs of the notarisation of this Agreement as well as, unless expressly stipulated otherwise herein, any other costs arising as a result of the execution and continued performance of this Agreement, including any transaction taxes (Verkehrsteuern). Otherwise, each Party shall bear its own costs and expenditures, including the costs of its advisors.

                                   SECTION 20
                         CHOICE OF LAW, JUDICIAL FORUM

20.1 This Agreement is governed by the substantive and procedural laws of the Federal Republic of Germany, to the exclusion of any reference provisions of German private international law (conflicts of law) and the UN Convention on Contracts for the International Sale of Goods (CISG).

20.2 The exclusive judicial forum - to the extent legally permissible - for any and all disputes arising from or connected with this Agreement (including any agreements attached thereto) and its/their validity is the District Court (Landgericht) of Dusseldorf. Any jurisdiction (international, federal, state, local, material) of the courts of the United States of America, or courts within the United States of America shall be excluded.

                                   SECTION 21
                                 MISCELLANEOUS

21.1 The Parties declare that the Company and Associated Companies' assets include real property.

21.2 The Parties are precluded from asserting a right to offset their respective claims under this Agreement against one another and/or from withholding performance if and to the extent that their claims or counterclaims have not been acknowledged or confirmed by a final and binding judgment.

21.3 The Parties hereby mutually accept all representations made in this Agreement.

21.4 The headings contained in this Agreement have been inserted for explanatory purposes only and may not be used for the purpose of contractual interpretation. For the avoidance of doubt, the Preamble and its contents form an integral part of this Agreement and are subject to the same rules of interpretation and construction as the main body of this Agreement.

21.5 Unless the relevant Party notifies the other Parties of another attorney who must have his/her practice in the Federal Republic of Germany, apart from (instead of) the Parties themselves, the following persons are authorised to receive service of all notices in connection with a legal dispute as described in Section 20.2 and any documents to be served in any pending legal dispute (including a Statement of Claim), and such persons are also authorised to receive declarations of intent under this Agreement, the validity of which is contingent upon receipt:

      a)    On behalf of the Sellers:

            Aderhold v. Dalwigk Knuppel Rechtsanwaltsgesellschaft GmbH
            Attn: Dirk Lange
            Grafenberger Allee 159
            40237 Dusseldorf
            Facsimile: +49/211/6901-355

      b)    On behalf of the Purchaser:

            Mayer Brown Rowe & Maw LLP
            Attn. John A. Faylor
            Bockenheimer Landstra(beta)e 98-100
            60323 Frankfurt a.M.

            Facsimile: +49/69/7941-100

            with a simple copy, for information purposes only, to

            Lear Corporation
            Attn.: Mr. Paul Jefferson
            22, rue Guynemer,
            78600 Maisons-Laffitte, France

            Facsimile: 0033 134 935281

c) On behalf of the Guarantor:

            Mayer Brown Rowe & Maw LLP
            Attn. John A. Faylor
            Bockenheimer Landstra(beta)e 98-100
            60323 Frankfurt a. M.
            Facsimile: +49/69/7941-100

            with a simple copy, for information purposes only, to :

            Lear Corporation GmbH & Co. KG
            Attn.: Mr. Daniel A. Ninivaggi
            Vice President and General Counsel
            21557 Telegraph Road
            Southfield, Michigan 48384
            Facsimile: 001 248 447 1524

All other notices under this Agreement shall be sent to:

d) On behalf of the Purchaser:

            Lear Corporation
            Attn.: Mr. Paul Jefferson
            22, rue Guynemer,
            78600 Maisons-Laffitte, France

            Facsimile: 0033 134 935281

e) On behalf of the Sellers:

            Aderhold v. Dalwigk Knuppel Rechtsanwaltsgesellschaft GmbH
            Attn: Dr. Reinhard Freiherr von Dalwigk
            Grafenberger Allee 159
            40237 Dusseldorf
            Facsimile: +49/211/6901-355

      f)    On behalf of the Guarantor:

            Lear Corporation GmbH & Co. KG
            Attn.: Mr. Daniel A. Ninivaggi
            Vice President and General Counsel
            21557 Telegraph Road
            Southfield, Michigan 48384

            Facsimile: 001 248 447 1524

21.6 Where not expressly permitted subject to certain conditions under this Agreement, claims for restoration of the agreed state of affairs, for compensatory damages or for indemnity under this Agreement may only be assigned with the consent of the other Party.

21.7 With the exception of the confidentiality agreement attached as Annex 21.7, this Agreement supersedes all agreements reached by the Parties prior to the conclusion of this Agreement.

21.8 If a term of this Agreement is or becomes wholly or partially invalid, this will not affect the validity of the remaining terms. The invalid term is to be replaced by a suitable term which, to the extent permitted by law, most closely reflects the commercial purpose intended by the Parties with the conclusion of this Agreement. The foregoing also applies if a term is invalid because of a performance standard or period of time prescribed by this Agreement. In such a case, the performance standard or period of time which comes closest to that which the parties intended shall be deemed agreed. The same applies in the event that any omissions are discovered.

21.9 The Sellers are jointly and severally liable for the performance of their obligations and the discharge of their liabilities under this Agreement.

                                   SECTION 22
                     INSTRUCTIONS AND ADVICE OF THE NOTARY

The Deponents were instructed and advised by the notary that

a) a change of legal form only becomes effective upon registration in the commercial register;

b) irrespective of the arrangements agreed between the Parties in this instrument they remain jointly and severally liable for the notary's costs;

c) the sale of the Interests under this Agreement may be subject to real property transfer tax;

d) the notary has not provided the Parties with any tax advice, as they indicated that they received tax advice from elsewhere.

This instrument together with its Annexes with the exception of the following
Annexes:

                            Annex Set N
                            Annex 5.2.2 a)
                            Annex 5.2.2 (b) pages 2 to 11
                            Annex 5.2.4
                            Annex 5.2.5 (a)
                            Annex 5.2.5 (b)
                            Annex 5.2.8 pages 2 to the end
                            Annex 5.3.1 pages 2 to the end
                            Annex 5.3.2 (a) pages 1 to 8
                            Annex 5.3.2 (b)
                            Annex 5.3.3
                            Annex 5.3.4
                            Annex 5.3.4 d)
                            Annex 5.4.1
                            Annex 5.4.2
                            Annex 5.4.3
                            Annex 5.4.6 (b)
                            Annex 5.4.8 pages 7 to the end
                            Annex 5.4.9
                            Annex 5.4.11
                            Annex 5.6.9
                            Annex 5.6.12
                            Annex 5.6.16
                            Annex 5.6.17
                            Annex 5.6.22

were read aloud to the Deponents in the presence of the notary, approved by the Deponents and then personally signed by them and the notary as follows.

The Deponents waived their right to have read the aforementioned Annexes (with exception of the Annex Set N), they have taken cognizance of its content and have signed each page of these Annexes. Annex 1.6 is the recording notary's deed of April 4, 2004 (Roll of Deed No. 319/2004). The deed has been presented in the original. The parties have taken cognizance of the content of the deed and have waived its reading. A notarially certified copy is to be taken as Annex 1.6 to this deed.

gez.        Mr. Dipl.-Kfm. Margraf

gez.        Mr. Jorg Swoboda

gez.        Mr. Dirk Lange

gez. Mr. John A. Faylor                            gez. Mr. Paul R. Jefferson

                                                   gez. Mr. Thomas Saeli

gez.        Mr. Dr. Gerhard Pilger, Notar